Exhibit 10.27

September 20, 2017

Jonathan Skelly

[Address]

Dear Jon,

I am pleased to present to you our provisional offer of employment as Senior Vice President of Business Development and Investor Relations for CPG International LLC reporting to Jesse Singh, Chief Executive Officer. Your annual base salary in this position will be $340,000 which is equivalent to $13,076.92 payable biweekly. You are also eligible to participate in a Management Incentive Program (MIP) which has the potential to add an additional 50% of your base salary in the form of an annual incentive bonus, equating to $170,000 on a full year annualized basis, should all goals and plan requirements be met.

A recommendation will be made to the Board of Directors of AOT Building Products GP Corp., as the General Partner of AOT Building Products, L.P. (the “Partnership”), for the authorization and approval of a grant of 1,750 Profit Interests in the Partnership to Jonathan Skelly. The authorization and approval of such grant of Profit Interests shall be in the sole and absolute discretion of the General Partner.

In addition, you will be granted 75 Common Interests of AOT Building Products, L.P. (the “Partnership”) at a price of $1,000 per Common Interest, on or before December 31st, 2017. The terms of the Common Interests will be set forth in the Partnership’s standard LP Interest Agreement, which the Partnership will provide to you in the event you decide to purchase the Common Interests.

You will be eligible to participate in a full range of benefits in accordance with the following schedule:

FIRST DAY OF EMPLOYMENT	FIRST DAY OF MONTH FOLLOWING EMPLOYMENT	FOLLOWING 90 DAYS OF EMPLOYMENT
• 3 weeks of Vacation (prorated) • 3 personal days • 10 Paid Holidays	• Medical/Vision/Drug/Dental Insurance • Life & AD&D Insurance • Short-Term & Long-Term Disability • Insurance Waiver Rebate	• 401(k) plan on the applicable open enrollment date

CPG will also provide a signing bonus of $60,000 (Subject to all applicable Federal, State and Local taxes) payable within 30 calendar days of the start of your employment. In exchange for the signing bonus, you agree if you voluntarily terminate your employment with CPG within one year of the start of your employment, you will repay the amount in full.

In the event that your employment is terminated for any reason other than cause, you will be eligible to receive a severance agreement of twelve (12) months base compensation including maintaining your current medical, vision and dental benefits through the severance period.

This provisional employment offer is contingent upon CPG’s receipt of your fully completed CPG International LLC application for employment (a copy of which is enclosed with this letter) and satisfactory completion of our employment screening process. This process includes a criminal background check, driving record check and substance abuse testing. This process will also include our procurement of a consumer credit report. You will be asked to sign certain consents and waivers in order to allow the process to proceed, including a Consent to the Procurement of a Consumer Credit Report and asked to provide your social security number. If necessary, you may be asked to participate in additional health screenings and/or actual physical examinations.

Should you successfully complete the employment screening process, employment with CPG International LLC will begin no later than Monday, October 30, 2017. There are several documents that you will be required to complete including payroll tax forms. Additionally, we require employees to provide documentation, which demonstrates their legal right to work in the United States and to sign Non-Competition, Non-Solicitation and Confidentiality Agreements (a copy of which is enclosed with this letter) as a condition of employment.

Please be aware that this letter is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. The employment relationship at CPG International LLC is a mutual consent (Employment at Will). This means that employees have the right to terminate their employment relationship at any time and for any reason. Likewise, CPG International LLC reserves the right to terminate your employment with or without cause at any time and for any reason.

On behalf of the CPG International LLC Management Team, we look forward to you joining CPG International Inc. to help build our company. If you should have any questions regarding this employment offer, please feel to contact me at 847-626-1535 (office) or 224-229-8101 (cell).

Please sign and email back the enclosed documents to Taysha Allen at tallen@cpgint.com.

This offer of employment will be considered valid until the close of business on Wednesday, September 20, 2017.

I look forward to working with you.

Regards,

Dennis Kitchen

Chief Human Resources Officer

I accept this offer of employment as stated herein and I agree to execute all waivers and consents necessary to complete the screening process.

Name:	/s/ Jonathan Skelly

Date:	9/25/17

Encl:

-	Employment Application
-	Confidentiality, Non-Solicitation & Non-Compete Agreement
-	ADP Background Consent Form
-	Management Incentive Plan (Profit Interest)